Exhibit 8.2

June 26, 2026

Air Water Ventures Limited

Unit 3, Kizad KLP FZ

Kizad, Abu Dhabi, UAE

PO Box 109214

Attention: Chief Financial Officer

Ladies and Gentlemen:

We have acted as special United States counsel to Air Water Ventures Limited, a Cayman Islands exempted company ( “PubCo”), in connection with the transactions contemplated by the Business Combination Agreement made and entered into as of August 25, 2025, by and among Inflection Point Acquisition Corp III, a Cayman Islands exempted company (“Inflection Point”), the Company, Air Water Ventures Holdings Limited, a Cayman Islands exempted company (the “Company”) and IPCX Merger Sub Limited, a Cayman Islands exempted company (“Merger Sub”) (as amended by that certain Amendment to Business Combination Agreement, dated as of December 31, 2025 (the “First BCA Amendment”) and that Second Amendment to Business Combination Agreement, dated as of June 5, 2026 (the “Second BCA Amendment”), and as amended and as may be further amended from time to time, the “Business Combination Agreement”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (as defined below).

Pursuant to the Business Combination Agreement, (A) Inflection Point will merge with and into PubCo, as a result of which (i) the separate corporate existence of Inflection Point shall cease and PubCo shall continue as the surviving company and (ii) each issued and outstanding Inflection Point Ordinary Share shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one (1) PubCo Ordinary Share (such merger, the “First Merger”) and (B) one (1) Business Day after the date of the First Merger Effective Time, the Company will merge with and into Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”, and the Mergers together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”), as a result of which (i) the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving company and a wholly owned direct subsidiary of PubCo and (ii) each issued and outstanding Company Ordinary Share, Company Series A Preferred Share, Company Warrant and Company RSU shall no longer be outstanding and shall automatically be cancelled in exchange for the right of the holder thereof to receive the consideration set forth in the Business Combination Agreement.

At your request, and in connection with the registration statement on Form F-4 (Registration No. 333-294998), and together with the proxy statement/prospectus forming a part thereof originally filed with the Securities and Exchange Commission on April 10, 2026, under the Securities Act of 1933, as amended (collectively, the “Registration Statement”), we are rendering our opinion regarding certain U.S. federal income tax considerations.

Morgan, Lewis & Bockius llp

101 Park Avenue
New York, NY 10178-0060	+1.212.309.6000
United States	+1.212.309.6001

June 26, 2026

In rendering this opinion, we have reviewed and relied upon the statements and representations made in the certificates dated as of the date hereof (or dated prior to the date hereof and confirmed as of the date hereof) from an officer of the Company or PubCo, as applicable (collectively, the “Officer’s Certificates”) and the truthfulness, correctness, and completeness of such statements and representations. This opinion may not be relied upon if any of the statements and representations set forth in the Officer’s Certificates are not true, correct, and complete in all respects.

In rendering this opinion, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Business Combination Agreement, the Registration Statement and such other agreements and other documents as we have deemed necessary or appropriate and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification or investigation, (i) the authenticity and accuracy of all documents reviewed by us (including the conformity to original documents of all documents submitted to us as email, fax or photostatic copies and the authenticity of such original documents); (ii) that the signatures on all documents examined by us are genuine and have been duly authorized, and such documents reflect all material terms of the agreement between the parties to such documents; (iii) that the parties to such documents have complied and will comply with the terms thereof, and that such documents are enforceable in accordance with their respective terms; (iv) that such documents have been duly authorized by, have been duly executed and delivered by, and constitute (to the extent containing contractual or other obligations) legal, valid, binding and enforceable obligations of, all parties to such documents; (v) that all of the parties to such documents are duly organized, validly existing, and have power and authority (corporate, partnership, or other) to execute, deliver, and perform the obligations in such documents; (vi) that the transactions provided for by each document were and will be carried out in accordance with their terms; (vii) that any statements and representations made in the Officer’s Certificates that are qualified by knowledge, belief, or otherwise are true, complete and correct without such qualification; (viii) in the case of any statement or representation in this opinion, in such documents or in the Officer’s Certificates relating to the absence of any plan, intention, understanding or agreement, that there was in fact no such plan, intention, understanding or agreement; (ix) in the case of any statement or representation in this opinion, in such documents or in the Officer’s Certificates relating to the existence of any plan, intention, understanding or agreement, that such plan, intention, understanding or agreement, as the case may be, will in fact be executed; (x) that the Transactions have been and will be effected and documented in a manner that complies with all applicable legal and regulatory requirements; and (xi) that the Company, Inflection Point, PubCo, and all other relevant parties have or will timely report the Transactions for U.S. federal income tax purposes in a manner consistent with the treatment set forth in the Business Combination Agreement, unless otherwise required pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In rendering our opinion, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

June 26, 2026

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinion set forth below is based upon the Code, the U.S. Treasury Regulations promulgated thereunder, administrative rulings, judicial decisions, and other applicable authorities, all as available and in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and any such change could apply retroactively. There can be no assurance that positions contrary to those stated in our opinion will not be asserted by the Internal Revenue Service (“IRS”) and (as is customary in transactions of this type) no rulings will be obtained from the IRS regarding the U.S. federal income tax consequences of the Transactions. This opinion is being delivered prior to the consummation of the Transactions and therefore is prospective and dependent on future events. The opinion expressed below is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

Based upon and subject to the foregoing and to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the discussion in the sections of the Registration Statement entitled “Certain Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of the Second Merger to U.S. Holders” and “Certain Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of Ownership and Disposition of PubCo Ordinary Shares or PubCo Series A Preferred Shares” constitute the opinion of Morgan, Lewis & Bockius LLP as to the material U.S. federal income tax consequences to U.S. Holders of the Second Merger and of the ownership and disposition of the PubCo Ordinary Shares and PubCo Series A Preferred Shares and are accurate in all material respects.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Transactions. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the IRS or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.2 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP